EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ben Franklin Financial, Inc. of our report dated March 25, 2016 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Ben Franklin Financial, Inc. for the year ended December 31, 2015.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
January 25, 2017